vFinance Reports 5th Consecutive Profitable Quarter
           Second Quarter Net Income More than Doubles Over Prior Year

Boca Raton, FL: August 16, 2004 - vFinance Inc. (OTCBB:VFIN), a rapidly growing financial services firm servicing high-growth companies, high net-worth investors and financial institutions focused on aggressive growth, today reported results for its quarter ended June 30, 2004.

For the quarter ended June 30, 2004, the Company's revenues were $6,145,650 as compared to $6,105,302 for the same period last year, an increase of $40,348 or 1%. The Company's net income for the current quarter was $171,895 as compared to net income of $82,627 for the same period last year, an increase of $89,268, or 108%. While this year's second quarter had a $.01 gain per share under the "basic" method, the fully diluted gain per share was $.00, the same as last year's second quarter.

For the six months ended June 30, 2004, the Company's revenues were $13,958,220 as compared to $9,881,183 for the same period last year, an increase of $4,077,037, or 41%. Its year-to-date net income was $2,315,686, or $.06 per fully diluted share, versus a net loss of ($179,336), or ($.01) per fully diluted share, for the same period last year.

Although the Company's revenues for the quarter were only slightly improved over the prior year, net income was more than double. This significant increase in net income was primarily a result of the Company's transition to an Independent Contractor (IC) sales model. Although this transition negatively impacted the Company's gross margin, the margin reduction was more than offset by a substantial reduction in the Company's operating expenses.

The Company's balance sheet at June 30, 2004 remained strong. Cash and short-term marketable securities increased since year-end by greater than $750,000 to $5.6 million while the Company's book value increased by over $3 million to $4.2 million.

"Given the continued slowdown in the financial services industry, we are extremely pleased with our results," said Leonard Sokolow, CEO and President. "Our ability to improve the firm's productivity, profits and balance sheet should give our clients and shareholders further confidence in our business strategy."

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About vFinance:

vFinance, Inc. is a rapidly growing financial services company that provides investment banking, brokerage and trading services to more than 10,000 corporate, institutional and private clients worldwide. The Company has offices in New York, San Jose, Houston, Boca Raton and 22 other cities nationwide. Its subsidiary, vFinance Investments, Inc., manages over $1 billion in assets and is a registered broker-dealer with the SEC and a member of the NASD.

www.vfinance.com , the company's Web site, is a leading destination on the Internet for companies seeking capital, as well as institutional and high net-worth investors seeking dynamic high-growth companies. Each year, the site hosts more than one million visitors from over 90 countries. This audience creates a perpetual, global deal stream for vFinance's bricks-and-mortar financial service units and enables vFinance Investments' Research Department to identify emerging trends, market segments and pioneering firms.

For vFinance Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance assumes no obligation to update any forward-looking information in this press release.

Contact:
Dave Spector
Vice President, Marketing & Web Operations
561-981-1015
[insert an e-mail address]